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                                                                    EXHIBIT 10.8

                                                               EXECUTION VERSION

                          RESTRUCTURE LETTER [ENGINES]

America West Airlines, Inc.
4000 E. Sky Harbor Blvd.
Phoenix, Arizona 85034
Attention:  Vice President and Treasurer
Phone:  (480) 693-5886
Telecopy:  (480) 693-3685

Ladies and Gentlemen:

      This restructure letter dated as of September 3, 2004 (this "Letter Agreement") between AMERICA WEST AIRLINES, INC. (together with its successors and permitted assigns, "AWA") and GENERAL ELECTRIC CAPITAL CORPORATION (together with its successors, "GECC").

      Reference is hereby made to that certain Loan Agreement [Engines] dated the date hereof (the "Loan Agreement") among AWA, GECC, as the Administrative Agent, Original Series A Lender, and Original Series B Lender and Wells Fargo Bank Northwest, National Association, as Security Trustee. Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Loan Agreement.

      In order to induce GECC to purchase the Notes under the Loan Agreement, AWA has agreed to enter into this Letter Agreement.

      Accordingly, the parties hereto agree as follows:

      1. Supplemental Interest. In addition to the interest payable on the Loan under the Loan Agreement, AWA agrees to pay GECC supplemental interest in an amount per annum equal to 0.95% of the aggregate outstanding principal balance of the Loan (calculated on the basis of a 360-day year and actual days elapsed)
(a) on each Interest Payment Date and (b) on each other date on which interest on such Loan is payable due to prepayment (in the case of any partial prepayment made in accordance with the terms of the Loan Agreement, such supplemental interest to be paid on the basis of the principal amount being prepaid), acceleration or otherwise, in each case, for the period from and including the immediately preceding Payment Date to but excluding such date, in immediately available funds to the Administrative Agent's Account as set forth in the Loan Agreement (or such other account as GECC shall designate in writing to Borrower).

      2. Replacement Notes. GECC may provide a written request (an "Exchange Request") that, on a date that is (x) not earlier than 15 days following the date of the Exchange Request and (y) reasonably acceptable to AWA (except that, any date that occurs on a Business Day following on or after the fifteenth day from the original proposed exchange date shall be deemed acceptable to AWA) (such date, the "Exchange Date"), (i) AWA shall issue two series of replacement notes (the "Series A Replacement Notes" and the "Series B Replacement Notes" and collectively, the "Replacement Notes") to be exchanged for the outstanding Series A Notes and Series B Notes (collectively, the "Replaced Notes") and (ii) enter into an amendment of this Letter Agreement to adjust the supplemental interest payable under paragraph 1 above (the events described in clauses (i) and (ii) above, the "Exchange Event"); provided that, that there shall be only one Exchange Event, and the Exchange Event shall occur prior to any assignment of any Notes by GECC, other

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than an assignment to an Affiliate of GECC (if such Affiliate still holds such
Notes immediately prior to the Exchange Event); and provided, further, that the Borrower shall have the right to reject an Exchange Request If (x) the Borrower delivers to GECC an opinion, addressed to GECC and in form and substance reasonably acceptable to GECC, of independent tax counsel selected by the Borrower and reasonably acceptable to GECC to the effect that the requested Exchange Event would have adverse tax consequences to the Borrower that are more than de minimis, and (y) such adverse tax consequences would adversely affect the economic consequences to the Borrower of the transactions contemplated in the Transaction Documents. The Series A Replacement Notes and Series B Replacement Notes shall have the same terms as the corresponding Series of Replaced Notes, except that GECC may request that the Series A Replacement Notes and Series B Replacement Notes have a different aggregate principal amount, amortization profile and Applicable Margin than the remaining outstanding principal amount, amortization profile and Applicable Margin of the corresponding series of Replaced Notes, provided that: (a) the aggregate principal amount of the Replacement Notes shall equal the aggregate remaining outstanding principal amount of the Replaced Notes; (b) the aggregate principal amount payable on the Replacement Notes on each Payment Date on or following the Exchange Date (any such Payment Date, a "Remaining Payment Date") shall equal the aggregate principal amount that would have been payable on the Replaced Notes on such Remaining Payment Date if the Exchange Event had not occurred; (c) the aggregate amount of supplemental interest payable under the amended Letter Agreement (the "Adjusted Supplemental Interest") plus the interest payable on the Replacement Notes on each Remaining Payment Date shall equal the aggregate amount of supplemental interest under this Letter Agreement (the "Original Supplemental Interest") plus the interest on the Replaced Notes, in each case that would have been payable on such Remaining Payment Date if the Exchange Event had not occurred; (d) the aggregate amount of principal and interest on the Replacement Notes plus Adjusted Supplemental Interest payable on each Remaining Payment Date shall equal the aggregate amount of principal and interest on the Replaced Notes plus Original Supplemental Interest that would have been payable on such Remaining Payment Date if the Exchange Event had not occurred; and (e) the Exchange Event does not increase the aggregate amount of compensation or indemnities payable by the Borrower to the Lenders pursuant to Sections 5.1, 5.2, 5.3 and 5.4 of the Loan Agreement (determined as of the Exchange Date under applicable laws and regulations in effect on the Exchange
Date).

      If the preceding requirements above are satisfied, on the Exchange Date,
(x) AWA shall promptly issue and deliver, and GECC (and any Affiliates thereof holding the applicable Replaced Notes) shall accept, delivery of the Replacement Notes (surrendering the Replaced Notes in accordance with Section 9.8 of the Loan Agreement) and (y) AWA and GECC shall enter into an amendment of this Letter Agreement, in each case to reflect the Adjusted Supplemental Interest (if any adjustment from the Original Supplemental Interest is contemplated as described above). In the event that any Lender participating in the Exchange Event is not GECC, GECC shall have obtained such Lender's written consent prior to providing the Exchange Request to AWA.

      GECC may request the issuance of additional series of Replacement Notes to replace the Replaced Notes in connection with an Exchange Event, and such modified Exchange Event and any corresponding amendments to the Operative Documents to effect such modified Exchange Event shall be subject to AWA's consent (such consent not to be unreasonably withheld).

      GECC agrees that it will pay all reasonable out-of-pocket costs and expenses incurred by

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AWA in connection with any Exchange Event, including the reasonable fees and disbursements of counsel to AWA.

      3. Miscellaneous.

            (a) The following Sections of the Loan Agreement are hereby incorporated by reference, mutatis mutandis, with each Section being worded as of the date of the Closing, references to "Lender" being deemed references to GECC hereunder, and references to "this Agreement" being deemed references to this Letter Agreement in relation to such incorporated sections: Section 2.4 Default Rate; Section 2.5 Computation of Interest; Section 2.6 Maximum Rate;
Section 5.3 Withholding of Taxes; Section 5.4 Other Taxes/Contest of Tax Claims;
Section 5.5 Indemnity; Section 9.5 Entire Agreement; Section 9.6 Cumulative Rights and Severability; Section 9.7 Waivers; Section 9.9 Confidentiality;
Section 9.10 Counterparts; Section 9.11 Governing Law; Submission to Jurisdiction; venue; Section 9.12 Waiver of Trial by Jury; and Section 9.13 Effective Date.

            (b) (i) Assignment: This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. AWA may not assign or transfer any of its rights or delegate any of its duties without the prior consent of GECC. GECC may not assign or transfer any of its rights under Section 2 above, including, without limitation, the right to cause the Exchange Event to occur, without the prior consent of AWA, but GECC may assign its rights to receive all or any portion of the Supplemental Interest under Section 1 above without the prior consent of AWA. At the time of any assignment by GECC permitted hereunder, GECC shall cause the assignee to provide to AWA the Internal Revenue Service forms (and, if applicable, a Certificate re Non-Bank Status) required by Section 5.3(c)(i) of the Loan Agreement. (ii) Participations. GECC may sell to one or more Persons (each a "Participant") participating interests in its interest hereunder. GECC shall remain solely responsible for performing its obligations hereunder. Each Participant shall be entitled to the benefits of Sections 5.3, 5.4 and 5.5 of the Loan Agreement; provided that such Participant shall not be entitled to any greater benefit under such provisions of the Loan Agreement than GECC would have been entitled to thereunder and no Participant shall be entitled to any benefit thereunder unless it shall perform such obligations as are imposed on GECC under such provisions of the Loan Agreement.

            (c) THIS LETTER AGREEMENT HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be duly executed by duly authorized officers, as of the day and year first above written.

                                      GENERAL ELECTRIC CAPITAL CORPORATION

                                      By: /s/ Norman Liu
                                         ---------------------------------------
                                         Name: Norman Liu
                                         Title: Vice President

                                      AMERICA WEST AIRLINES, INC.

                                      By: /s/ Thomas T. Weir
                                         ---------------------------------------
                                         Name: Thomas T. Weir
                                         Title: Vice President and Treasurer